                                                                     Exhibit (j)

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated March 24, 2000, relating to the Statements of Assets and Liabilities of Boston Advisors Cash Reserves Fund, Boston Advisors U.S. Government Money Market Fund, and Boston Advisors Tax Free Money Market Fund dated March 15, 2000, which appear in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Public Accountants" in such Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
March 24, 2000